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ALERE TAKES STEPS TO ENHANCE BOARD OF DIRECTORS AND GOVERNANCE

PROFILE

Nominating and Corporate Governance Committee Recommends Appointment of Gregg J. Powers

to Alere Board Following Upcoming Annual Meeting

Plans to Implement Three New Corporate Governance Measures

WALTHAM, Mass., August 6, 2013 — Alere Inc. (NYSE: ALR) (the “Company” or “Alere”) today announced that the Nominating and Corporate Governance Committee of the Company’s Board of Directors, responding to feedback from several of the Company’s stockholders regarding the importance of direct stockholder representation, has recommended to the Board of Directors that the Board appoint Gregg J. Powers, Chairman and Chief Executive Officer of Private Capital Management, to the Board as soon as practicable after the Company’s 2013 Annual Meeting of Stockholders, to be held on Wednesday, August 7, 2013. Private Capital Management owns approximately 1,580,000 shares of Alere common stock and approximately 5,400 shares of Alere preferred stock, and Mr. Powers owns 46,000 shares of Alere common stock and 18,608 shares of Alere preferred stock. If Mr. Powers is appointed, the number of directors would be increased from 10 to 11, 9 of whom would be independent.

In response to additional feedback from our stockholders, the Nominating and Corporate Governance Committee has also recommended that the Board implement three new corporate governance measures:

•	Appointment of a Lead Independent Director.

•	Adoption of majority voting for uncontested elections of directors, beginning at the 2014 Annual Meeting of Stockholders.

•

Amendment of the Company’s certificate of incorporation and bylaws to permit stockholders representing 25% or more of its outstanding common stock to call a special meeting of stockholders, subject to stockholder approval at the 2014 Annual Meeting of Stockholders.

It is expected that the Board will act to implement these measures promptly.

“In speaking with our stockholders over the past few weeks, it is clear that they recognize and appreciate the superior qualifications and strengths of our four independent candidates for election to the Board at our Annual Meeting,” said John Quelch, Chairman of the Nominating and Corporate Governance Committee. “However, in these conversations our stockholders have also expressed a desire for a director aligned with long-term institutional stockholders, as well as enhancements to corporate governance practices. In response to this feedback, the Nominating and Corporate Governance Committee is pleased to announce that it has unanimously recommended the appointment of Gregg Powers, the Senior Portfolio Manager at Private Capital Management, and one of our largest institutional stockholders as well as a stockholder himself, to the Board following our Annual Meeting, and has also recommended that the Board implement three new corporate governance measures important to our stockholders.”

“Gregg is a seasoned professional with a distinguished record of value creation,” added John Quelch. “He has more than 25 years of institutional investing experience, and has a nearly three decade-long track record of strong returns and beating the benchmark indices. We believe that Gregg will be another tremendous asset to our Board and bring another independent perspective to guide our strategy and the future direction of the Company. Of course, the Committee cannot speak on behalf of the directors who may be elected at the Annual Meeting, but we expect the full Board to vote favorably on our recommendation.”

“I am excited about the prospect of joining Alere’s Board of Directors and serving as a strong advocate for my fellow stockholders,” said Mr. Powers. “I am also very impressed by the credentials of the

Company’s new, independent director nominees, and would be honored to serve alongside them. As a significant stockholder of Alere, I see this as an important opportunity to inject direct stockholder representation into the boardroom and the execution of Alere’s new strategy. Assuming election of the Company’s new nominees, I will look forward to the opportunity to join the Board immediately.”

About Gregg J. Powers

Gregg J. Powers is Chairman and Chief Executive Officer of PCM. Mr. Powers began his investment career as a healthcare analyst at Raymond James Financial. Mr. Powers joined PCM’s investment research team in 1988. During the early 1990s, Mr. Powers became co-portfolio manager, credited with the primary underwriting of PCM’s investments in technology, healthcare, and telecommunications. Mr. Powers became President of PCM in 1999, CEO in 2008, and assumed the role of Chairman in 2009. As portfolio manager, Mr. Powers oversees all aspects of the investment of client portfolios. Mr. Powers has a Bachelor of Science degree in Finance from the University of Florida.

About Private Capital Management

Private Capital Management is an independent investment adviser based in Naples, Florida. The firm manages assets on a fully discretionary basis for high net worth and institutional clients, investing primarily in U.S. publicly listed companies. For more information regarding Private Capital Management please visit www.private-cap.com.

About Alere

By developing new capabilities in near-patient diagnosis, monitoring and health information technology, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, infectious disease, toxicology and diabetes. Alere is headquartered in Waltham, Massachusetts. For more information regarding Alere please visit www.alere.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated actions of our Board of Directors, the timing of the Annual Meeting, the nominees for election as director and the anticipated independence of the nominees. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, the outcome of the director elections at the Annual Meeting, the continued willingness of nominees to serve and the risk that we may not obtain stockholder approval, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 1, 2013, as amended. We undertake no obligation to update any forward-looking statements contained herein.

Contacts:

Kelly Sullivan / Annabelle Rinehart / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449